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EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in Registration Statement No. 333-94843 on Form S-3 and in Registration Statements No. 333-24765, 333-69398, 333-86558 and 333-101142 on Form S-8 of Beazer Homes USA, Inc. of our report dated November 5, 2003 (November 13, 2003 as to Note 17) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the impact of the adoption of Financial Accounting Standards Board Interpretation No. 46), appearing in this Annual Report on Form 10-K of Beazer Homes USA, Inc. for the year ended September 30, 2003.

/s/ Deloitte & Touche LLP
Atlanta, Georgia
December 19, 2003

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INDEPENDENT AUDITORS' CONSENT